Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Execution of Merger Agreement by Hampshire First Bank
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (November 17, 2011): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced today that on November 16, 2011, Hampshire First Bank, which is approximately 40% owned by Meridian Interstate Bancorp, Inc. (the “Company”), entered into an Agreement and Plan of Merger with NBT Bancorp, Inc. (“NBT”) and NBT Bank, N.A. (“NBT Bank”).
The Company owns 1,200,000 shares of common stock of Hampshire First Bank, which shares have an equity investment basis of $10.52 per share as of September 30, 2011, and 60,000 warrants with an exercise price of $10.00 per warrant. Pursuant to the Agreement and Plan of Merger, and subject to the conditions and other requirements set forth therein, 65% of the outstanding shares of Hampshire First Bank common stock will be converted into the right to receive 0.7019 of a share of NBT common stock for each share of Hampshire First Bank common stock. The remaining 35% of outstanding shares of Hampshire First Bank common stock will be exchanged for $15.00 in cash. The transaction is valued at $15.00 per Hampshire First Bank share based on NBT’s closing stock price of $21.37 on November 10, 2011. The exchange ratio shall remain fixed at 0.7019 to the extent the market value of a share of NBT common stock remains within 20% of $21.37, as measured during a period near the closing of the transaction. To the extent the market value of NBT common stock does not remain within the 20% collar, the exchange ratio will be adjusted accordingly to provide Hampshire First Bank stockholders with a minimum value of $12.00 per share and maximum value of $18.00 per share with respect to Hampshire First Bank stock exchanged for NBT common stock. Hampshire First Bank stockholders will have the right to elect to receive cash or NBT common stock as outlined above, subject to 65% of HFB common stock receiving NBT common stock in accordance with the proration and allocation procedures contained in the Agreement and Plan of Merger. In addition, pursuant to the Agreement and Plan of Merger, and subject to the conditions and other requirements set forth therein, each warrant will be cancelled in exchange for a cash payment equal to the difference between $15.00 and the exercise price of the warrant. Calculations of the Company’s gain from its investment in Hampshire First Bank can fluctuate based upon Hampshire First Bank’s earnings and other changes in Hampshire First Bank’s stockholders’ equity.
In connection with the execution of the Agreement and Plan of Merger, on November 16, 2011, the Company entered into a voting agreement with NBT, whereby the Company agreed to vote its shares of Hampshire First Bank in favor of the Agreement and Plan of Merger at any meeting of stockholders of Hampshire First Bank called to consider the Agreement and Plan of Merger. The voting agreement will terminate concurrently with any termination of the Agreement and Plan of Merger.
Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “Through an investment of cash and management resources, the Company assisted in the formation of Hampshire First Bank in 2006. We are pleased that our support of community banking will provide gains for our stockholders.”

Forward Looking Statements
This Current Report contains forward-looking statements including, but not limited to, the merger consideration to be received by the Company and the ability of the Company to receive such consideration. Forward-looking statements may also be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of the Company and its subsidiaries and on the information available to management at the time that these statements were made. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) Hampshire First Bank may be unable to obtain stockholder approval required for the transaction; (2) regulatory approvals required for the transaction may not be obtained, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Hampshire First Bank, NBT or NBT Bank or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the business of Hampshire First Bank, NBT or NBT Bank may suffer as a result of uncertainty surrounding the transaction; and (5) Hampshire First Bank, NBT or NBT Bank may be adversely affected by other economic, business, and/or competitive factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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